Exhibit 99.1
Permian Basin Royalty Trust
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES SEPTEMBER CASH DISTRIBUTION
          DALLAS, Texas, September 20, 2010 — Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $.112717 per unit, payable on October 15, 2010, to unit holders of record on September 30, 2010. Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permianbasintrust.com/.
          This month’s distribution increased slightly from the previous month due primarily to a slight increase in oil prices, partially offset by a slight decline in gas prices. Production was essentially flat for the month. This would primarily reflect production for the month of July. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
          Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 55,816 bbls and 249,353 Mcf. The average price for oil was $70.26 per bbl and for gas was $6.38 per Mcf. Capital expenditures were approximately $178,000. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales		Average Price
	Volumes		Oil	Gas
	Oil (bbls)	Gas (Mcf)	(per bbl)	(per Mcf)

Current Month	55,816	249,353	$70.26	$6.38

Prior Month	55,890	250,232	$68.08	$6.57
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Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee Toll Free — 1.877.228.5085